Madison Bancorp, Inc. Reports Results
for the Quarter and Year Ended March 31, 2012

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a net loss of $10,500 or ($0.02) per basic and diluted common share for the year ended March 31, 2012 as compared to a net loss of $57,000 or ($0.10) per basic and diluted common share for the year ended March 31, 2011.

The net loss for the three months ended March 31, 2012 was $32,000 or ($0.06) per basic and diluted common share as compared to a net loss of $41,000 for the three months ended March 31, 2011 or ($0.07) per basic and diluted common share.

During the year ended March 31, 2012, the Company benefited from decreases in both interest and noninterest expenses as compared to the year ended March 31, 2011. The Company also benefited from gains on the sale of investment securities in the year ended March 31, 2012.
Also during the year ended March 31, 2012, the Bank entered into an agreement to sell its entire ground rent portfolio to a non-related third party.  During the first three quarters of the fiscal year, the Company had recognized write-downs of $26,000 for uncollectable ground rents.  During the quarter ended March 31, 2012, the Company recorded an additional $130,000 charge to write-down the portfolio to the contract sale price. The sale of the ground rent portfolio was completed subsequent to March 31, 2012.

Total assets increased to $155.2 million at March 31, 2012 from $154.0 million at March 31, 2011.  Total deposits increased to $140.2 million at March 31, 2012 from $139.5 million at March 31, 2011.

President and Chief Executive Officer Michael P. Gavin commented, “We are encouraged again by the progress achieved in the most recently completed fiscal year as compared to the previous year. We are pleased with the improvement in operating results, highlighted by our expense reductions and our disposition of the ground rent portfolio. With these changes, we believe we are well positioned to operate effectively despite the uncertainty of our current economic environment.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	March 31,	March 31,
	2012	2011
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$11,468,670	$8,665,829
Investment securities, available for sale	53,393,855	52,624,969
Loans receivable, net	84,986,412	86,178,498
Other real estate owned	0	434,000
Premises and equipment, net	3,753,712	3,876,969
Other assets	1,642,479	2,210,517
Total assets	$155,245,128	$153,990,782

Liabilities and Shareholders' Equity
Deposits	$140,181,227	$139,518,356
Other liabilities	909,183	833,395
Total liabilities	141,090,410	140,351,751
Total shareholders' equity	14,154,718	13,639,031
Total liabilities & shareholders' equity	$155,245,128	$153,990,782

Consolidated Statements of Operations

	For The Three Months Ended		For The Year Ended

	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Interest revenue	$1,414,490	$1,528,932	$5,803,347	$6,100,873
Interest expense	458,272	526,495	1,987,525	2,259,604
Net interest income	956,218	1,002,437	3,815,822	3,841,269
Provision for loan losses	81,000	44,012	292,099	234,519
Net interest income after provision for loan losses	875,218	958,425	3,523,723	3,606,750
Noninterest revenue	25,550	84,729	224,862	420,491
Noninterest expense	932,819	1,084,419	3,759,133	4,084,274
Income (loss) before tax expense	(32,051)	(41,265)	(10,548)	(57,033)
Income tax expense	0	0	0	0
Net income (loss) available to common shareholders	$(32,051)	$(41,265)	$(10,548)	$(57,033)

Earnings (loss) per common share	$(0.06)	$(0.07)	$(0.02)	$(0.10)
Earnings (loss) per common share - assuming dilution	$(0.06)	$(0.07)	$(0.02)	$(0.10)